Exhibit 99.1

News Release

Aerojet Rocketdyne Holdings, Inc. Refinances Debt, Providing Greater Financial Flexibility

SACRAMENTO, Calif., June 20, 2016 (GLOBE NEWSWIRE) – Aerojet Rocketdyne Holdings, Inc. (the “Company”) (NYSE: AJRD) today announced a major refinancing that will provide it with greater financial flexibility to execute its long-term strategic agenda and substantially reduce the Company’s interest expense.

The Company expects the annualized reduction of interest expense to be approximately $20 million. There also will be a one-time charge associated with the partial write-off of prior refinancing fees which is excluded from the above interest expense.

“This is a fantastic deal for our Company. We are always open to ways to further optimize our capital structure. Our decision to refinance was driven by a unique opportunity to take advantage of robust debt market conditions so that we have greater flexibility to execute our long-term strategic agenda,” said Eileen P. Drake, Chief Executive Officer and President.

Bank of America Merrill Lynch and SunTrust Robinson Humphrey, Inc. acted as Joint Lead Arrangers and Joint Bookrunners for the new facility with Bank of America Merrill Lynch as Administrative Agent and SunTrust Bank as Syndication Agent; Wells Fargo Bank, National Association, MUFG, through The Bank of Tokyo-Mitsubishi UFJ, Ltd., JPMorgan, U.S. Bank National Association, Citizens Bank, N.A., Regions Bank, and Fifth Third Bank, as Co-Documentation Agents; KeyBank National Association, Morgan Stanley Bank, N.A., Manufacturers Bank and City National Bank as Lenders.

“We are very pleased and appreciative of the strong demonstration of support from the banking community with regard to the strength of our business,” said Warren G. Lichtenstein, Chairman of the Board.

On June 17, 2016, the Company entered into an amended and restated credit facility that extends the facilities’ maturity date to June 17, 2021 and replaces the existing revolving credit facility, in an aggregate principal amount of up to $350 million. In addition, the Company entered into a delayed draw term loan facility, which is available until September 17, 2016, in an aggregate principal amount of up to $400 million. In general, borrowings under the credit facility will initially bear interest at a rate equal to LIBOR plus 225 basis points.

The Company also announced today that on July 18, 2016 it intends to redeem $460 million principal amount of its 7.125% Second-Priority Senior Secured Notes due 2021 (the “ Notes”). The Company is notifying Noteholders of its election to redeem all of the outstanding Notes, at a redemption price equal to 105.344% of the principal amount, plus accrued and unpaid interest. The Company intends to fund the redemption in part through a drawdown from the new delayed draw term loan facility.

Once the redemption of the Notes is completed, the Company’s funded debt will primarily consist of $100 million of drawings on the new revolving credit facility, a new term loan of $400 million with an interest rate of LIBOR plus 225 basis points based on the Company’s existing leverage ratio, and approximately $85 million of 4.0625% Convertible Subordinated Debentures. In addition, the Company’s capital structure will be predominately prepayable and may be voluntarily prepaid at any time, in whole or in part, without premium or penalty.

The new credit facility is collateralized by a substantial portion of the Company’s assets, including certain real property. The Company is subject to certain limitations including, but not limited to, the ability to incur additional debt, and make certain restricted payments, such as stock repurchases and dividends. Additionally, the Company must maintain certain financial covenants.

“Safe Harbor” statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10K for the most recently ended fiscal year.

About Aerojet Rocketdyne Holdings, Inc.
Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.

Contact information:

Investors:
Kathy Redd, vice president and chief financial officer  916.355.2361
Brendan King, vice president and treasurer  916.351.8618
Pete Knudsen, director, investor relations  916.355.2252

Media:
Glenn Mahone, vice president, communications  202.302.9941

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